UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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PAR TECHNOLOGY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to the Proxy Statement dated April 17, 2025
for the 2025 Annual Meeting of Shareholders of
PAR Technology Corporation to be held on June 2, 2025

MAY 21, 2025

To our Shareholders:

On or about April 17, 2025, PAR Technology Corporation (the “Company”) made available a proxy statement (the “Proxy Statement”) to its shareholders describing the matters to be voted on at the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”). We are writing to urge you to vote FOR on Proposal 4 to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”).

Recently, Institutional Shareholder Services (ISS) and Glass, Lewis & Co., LLC, proxy advisory firms, recommended voting against the Say-on-Pay Proposal primarily as a result of perceived pay for performance misalignment resulting from the recognition equity award granted to Savneet Singh, the Company’s Chief Executive Officer, in December 2024. The Compensation Committee of the Company’s Board of Directors believes the award was appropriate, and therefore, we encourage shareholders to vote “FOR” the Say-on-Pay Proposal for the reasons set forth herein.

 Shareholder Outreach Summary  1  PAR is a predominantly SaaS company, delivering superior performance to our shareholders  PAR Technology Corporation (“PAR”) has evolved to become a SaaS focused company. PAR’s SaaS software comprises 66% of its revenues (as of Q1’25), up from 27% in 2022  PAR’s total shareholder return (TSR) was +67% in 2024, which was at the 96th percentile relative to its 2025 Peer Group. Since Savneet Singh was appointed as Interim CEO in December 2018 PAR’s +283% TSR significantly exceeded major market indices over the same time period (through 12/31/24)  We use a relevant, SaaS-focused compensation peer group  Our compensation peer group mirrors our SaaS focus and has comparable market capitalization to ours, which the Compensation Committee views as important for obtaining relevant executive compensation benchmarks, especially for long-term incentives  Our Government segment was divested during 2024. Our official Global Industry Classification Standard (GICS) is Electronic Equipment & Instruments. Because of this industry classification, third-party proxy advisor firms compare us to hardware-focused companies with lower market capitalization values, which leads to significantly lower executive pay benchmarks than the benchmarks from our peer group of software companies. We are petitioning to have our GICS code changed  CEO Recognition Grant and Executive Pay Best Practices  Highlights of our executive pay program best-practices include: (i) double-trigger equity award acceleration for all awards granted since June 2023, (ii) robust stock ownership guidelines that feature a 6x salary guideline for our CEO, and (iii) robust clawback policy that goes beyond the SEC requirements by allowing the Compensation Committee to claw back time-vested equity awards (rather than just incentive-based compensation)  In December 2024 we awarded our CEO a $4.5 million Recognition Grant using RSUs to (i) address a market gap in regular 2024 long-term incentive target face value (especially the RSU portion); (ii) further reward for extraordinary performance; and (iii) retain our high-performing CEO with a back-loaded vesting structure in alignment with shareholders (i.e., 70% vests at the end of 2027)

 Director Nominees  2  Source: 2025 Proxy  * Committee Chair  Nom/Gov = Nominating & Corporate Governance Committee  Savneet Singh  Chief Executive Officer of PAR  Age: 41  Director Since: 2018  Committees: None  Keith E. Pascal  Non-independent Director  Age: 60  Director Since: 2021  Committees: None  Douglas G. Rauch  Independent Director  Age: 73  Director Since: 2017  Committees: Audit, Nom/Gov*  Cynthia A. Russo  Independent Director  Age: 55  Director Since: 2015  Committees: Compensation, Audit*  Narinder Singh (no relation to Savneet Singh)  Independent Director  Age: 51  Director Since: 2021  Committees: Compensation, Nom/Gov  James C. Stoffel  Independent Chairman of Board  Age: 79  Director Since: 2017  Committees: Compensation, Audit  Linda M. Crawford  Independent Director  Age: 61  Director Since: 2023  Committees: Nom/Gov, Compensation*  Link to Director Bios in 2025 Proxy Statement

 What is PAR?  3  Source: 2024 PAR Investor Day Presentation  PAR is a technology company providing a unified experience of best-in-class solutions to help foodservice businesses win.

 The Majority of PAR’s Revenue is From SaaS  4  Source: Q1 ‘25 Earnings Presentation, Q1 ‘’24 Earnings Presentation   Q1 2025 revenue breakout:  After the mid-2024 divestiture of the government segment, the portion of our revenue from hardware decreased to 21% from 26%.   Q1 2024 revenue breakout:

 Strong ARR Growth & TSR  5  Year-over-year metrics are for the quarter ended 3/31/2025 compared to the quarter ended 3/31/2024.  Refer to Q1 ‘25 Earnings Presentation Appendix — Key Performance Indicators for more information on ARR.  The Total ARR chart to the left presents our ARR on a constant currency basis, calculated using the exchange rates set at the beginning of 2025. There has been no impact on our Organic ARR as a result of applying a constant currency as the exchange rate effects only began with the acquisition of TASK Group Holdings Limited in July 2024.  Source: Q1 ‘25 Earnings Presentation  Our Organic ARR grew 18% from Q1’24 to Q1’25 and our total ARR grew 52% over this period.  *Measured from 12/4/18 (date that Savneet Singh became interim CEO) to 12/31/24  Our TSR was very strong during 2024 and ranked at the 96th percentile compared to our 2025 Peer Group.  Our TSR also significantly exceeded the Russell 2000, a major software ETF, and the NASDAQ Composite from when Savneet Singh was hired as Interim CEO on December 4, 2018 through the end of 2024.  Source: Standard & Poor’s Capital IQ  ^ Measured from 12/31/23 – 12/31/24

 2025 Peer Group vs. Proxy Advisor Firm Peer Groups  6  Source: 2025 Proxy, 2025 ISS Report, 2025 Glass Lewis Report, and S&P Capital IQ  Our 2025 Peer Group was implemented in September 2024, is comprised of software & fintech companies, and has comparable market capitalization to PAR.  The peer groups used by third-party proxy advisor firms include a significant amount of hardware companies, and PAR’s 12/31/24 market capitalization of $2.64B was significantly higher than the median market capitalization of $880M-$1.54B in these peer groups.   We believe that if ISS had used our 2025 Peer Group in its quantitative “Pay for Performance” analysis, it would have resulted in an overall “Low Concern” result.  12/31/24 Market Cap Comparison  PAR: $2.64B  Compensation Peer Group Median: $1.89B  PAR’s market cap was 40% higher  12/31/24 Market Cap Comparison  PAR: $2.64B  Glass Lewis Peer Group Median: $880M  PAR’s market cap was 200% higher  12/31/24 Market Cap Comparison  PAR: $2.64B  ISS Peer Group Median: $1.54B  PAR’s market cap was 71% higher

 Executive Compensation Aligned with Shareholders  7  Our executive compensation program features a mix of short-term and long-term incentives intended to align pay with performance.  The CEO’s 2024 relative TSR PSU award was broken-up into 1-year, 2-year, and 3-year performance periods to avoid creating a vesting gap.  The 2025 relative TSR PSU award is based entirely on a 3-year performance period to enhance long-term shareholder alignment.  The CEO’s December 2024 Recognition Grant was awarded outside of the regular program using RSUs to (1) address a market gap in regular 2024 long-term incentive target face value of $7.2 million with 60%/40% mix of PSUs/RSUs (38th percentile vs. our 2025 Peer Group, with the RSU portion benchmarking lower at the 25th percentile); (2) further reward for extraordinary performance (as described in our Proxy Statement); and (3) retain the CEO with a back-loaded vesting structure in alignment with shareholders (i.e., 70% vests at the end of 2027), so that PAR and its shareholders could continue to benefit from our CEO’s exceptional leadership and performance in the coming years.

 Reasonable Overall Dilution from Equity Compensation  8  Source: Standard & Poor’s Capital IQ  We believe that our overall Company-wide equity compensation strategy is reasonable and supportive of long-term shareholder value creation, evidenced by our modest stock-based compensation expense as a % of revenue in recent years (7.0% in 2024 and 5.8% on average over 2022-2024).  Compared to our 2025 Peer Group, our stock-based compensation expense as a % of revenue was 15th percentile in 2024 and 10th percentile on average over 2022-2024.

 Additional Executive Compensation Features  9  Double-Trigger Equity Award Acceleration:  All equity awards granted since June 2023 feature double-trigger change-in-control vesting acceleration provisions.  Robust Stock Ownership Guidelines:  Our executive compensation program also has robust executive stock ownership guidelines as follows:  6x salary for CEO  1x salary for other officers  The guidelines need to be achieved within 5 years of becoming subject to them, and until the officer satisfies the applicable guideline, the officer must retain at least 50% of the net after tax shares of stock acquired upon the vesting of any incentive equity awards granted by the Company.  Fully-owned shares of common stock and unvested RSUs are counted toward guideline compliance.  Unexercised stock options and unearned performance-based equity awards are not counted toward guideline compliance.  Robust Clawback Policy:  Our clawback policy goes beyond the requirements of the 2023 SEC-mandated clawback rules by allowing the Compensation Committee to clawback time-vested equity awards (rather than just incentive-based compensation). In addition, the Compensation Committee may clawback compensation in the event of misconduct, rather than just in connection with a restatement.

 We Request Your Support at the 2025 Annual Meeting  10  The Board recommends that you vote FOR all six Company proposals:  A vote FOR the Election of the Seven Director Nominees Named in the Proxy Statement to serve until the 2026 annual meeting of shareholders.  A vote FOR the amendments to the Company’s Amended and Restated Bylaws to enhance advance notice procedures and to make certain other administrative, technical, and conforming changes.  A vote FOR the amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law.  A vote FOR the Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers (“Say-on-Pay Vote”).  A vote for ONE YEAR, on an Advisory Basis, on the frequency of future Say-on-Pay Votes.  A vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2025.  Our Board recommends:

 Appendix  11  Our Board recommends:  Source: Standard & Poor’s Capital IQ